Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding is entered into as of February 29, 2008 by: (a) Lead Plaintiffs, City of Philadelphia Board of Pensions and Retirement and General Retirement System of the City of Detroit (together “Lead Plaintiffs”) in the consolidated action captioned In re R&G Financial Corporation Securities Litigation, Master File No. 05 Civ 4186 (JES) (the “Consolidated Action”) pending in the United States District Court for the Southern District of New York, on behalf of a class consisting of all persons and entities who purchased or otherwise acquired publicly traded securities of R&G Financial Corporation (“R&G” or the “Company”) between January 21, 2003 and November 2, 2007, inclusive (the “Class Period”), and who, based on conduct that was or could have been asserted therein, alleged that they were injured thereby (the “Class”),1 and (b) R&G (together with Lead Plaintiffs, the “Settling Parties”). The Settlement is intended to settle all claims against R&G and against Victor J. Galan, Joseph R. Sandoval, Ramon Prats, Benigno R. Fernandez, Gilberto Rivera-Arreaga and Ileana M. Colon-Carlo (the “Individual Defendants” and together with R&G, the “Settling Defendants”). The Settlement is not intended to settle the pending shareholder derivative actions that were consolidated by Order entered July 13, 2005 (the “Consolidated Derivative Action”), nor is it intended to settle any claims asserted against PricewaterhouseCoopers LLP (“PwC”) in the Consolidated Action.

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Excluded from the Class are: (a) the Defendants named in the Amended Complaint (as defined below); (b) members of the families of the Individual Defendants; (c) the subsidiaries and affiliates of the Defendants; (d) any person or entity who is a partner, officer, director, or controlling person of R&G (including any of its subsidiaries or affiliates) or of any Defendant; (e) any entity in which any Defendant has a controlling interest; (f) the Defendants’ directors’ and officers’ liability insurance carriers, and any affiliates or subsidiaries thereof; and (g) the legal representatives, heirs, successors and assigns of any such excluded party.

This Memorandum sets forth the general terms of a proposed settlement (the “Settlement”) that will be the subject of a definitive agreement, as embodied in a final agreement and stipulation and accompanying papers that shall embody the terms set forth herein and such other and consistent terms as are agreed upon by the parties (the “Stipulation”), and subject to Court approval. This Memorandum is intended by the Settling Parties to be a binding agreement that sets forth the terms and obligations of the Settling Parties in connection with the Settlement.

WHEREAS, on April 25, 2005, R&G issued a press release announcing that it would revise the methodology used in valuing residual interests retained in securitization transactions and restate its financial statements for the period January 1, 2003 to December 31, 2004.

WHEREAS, on July 27, 2005, R&G issued a Current Report on Form 8-K announcing that it would restate its interim and audited consolidated financial statements for the year ended December 31, 2002.

WHEREAS, beginning on April 27, 2005, various actions were commenced in the United States District Court for the Southern District of New York and the United States District Court for the District of Puerto Rico (the “Securities Class Actions”). The complaints in those actions alleged, inter alia, that certain of the Settling Defendants violated Section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 thereunder, and Section 20(a) of the Exchange Act, and claimed that R&G had fraudulently misstated its financial statements by using an incorrect valuation methodology for certain securitization transactions.

WHEREAS, on July 26, 2005, the Court entered an Order consolidating the Securities Class Actions into the Consolidated Action, appointing Lead Plaintiffs as lead plaintiffs in the Consolidated Action, and ordering that Lead Plaintiffs were to file an amended complaint.

WHEREAS, on February 27, 2007, Lead Plaintiffs filed a Consolidated Amended Class Action Complaint (the “Amended Complaint”) which asserted claims against the Settling Defendants under Section 10(b) and Rule 10b-5 and Section 20(a) of the Exchange Act. The Amended Complaint alleged, inter alia, that the Company’s valuation methodology, accounting treatment and/or financial reporting of (i) mortgage loan transfers that were initially recorded as sales but subsequently recharacterized as secured borrowings (the “Recharacterized Mortgage Loan Transfers”) and (ii) the retained interests initially recognized in connection with the Recharacterized Mortgage Loan Transfers, violated GAAP, and that R&G’s misclassification of the Recharacterized Mortgage Loan Transfers constituted a fraudulent misrepresentation designed to artificially inflate R&G’s earnings and stock price.

WHEREAS, on May 4, 2007, the Settling Defendants and PwC filed motions to dismiss the Amended Complaint, which were fully briefed by July 16, 2007. On September 10, 2007, the Court entered an order denying the Settling Defendants’ motions to dismiss.

WHEREAS, on October 29 and 30, 2007, Lead Plaintiffs and the Company, through counsel, voluntarily mediated with assistance of retired Judge

Nicholas Politan in an effort to resolve this dispute. No settlement was reached during those two days of mediation sessions.

WHEREAS, on November 2, 2007, R&G issued the Company’s restatement of its financial statements for 2002, 2003 and 2004 and selected additional data as required by Item 301 of Regulation S-K and Industry Guide 3 as described in the Amended Annual Report on Form 10K/A filed by R&G (the “Restatement”).

WHEREAS, in the weeks subsequent to the Restatement, Lead Plaintiffs and the Company conducted additional settlement negotiations through Judge Politan, pursuant to which the Settling Parties reached an agreement in principle to settle the Consolidated Action on the terms set forth herein.

WHEREAS, R&G has received commitments from certain of the Individual Defendants and from the Company’s insurance carriers to make certain financial contributions toward the Settlement.

THEREFORE, as a result of the foregoing, and other things, the Settling Parties have agreed to settle the litigation on the following terms:

1. The Settling Defendants shall collectively pay $39 million ($39,000,000.00) in cash (the “Settlement Amount”), some of which will be contributed by certain parties pursuant to previous commitments to R&G by those parties to make certain financial contributions toward the Settlement. The Settlement Amount shall, within five (5) days of entry of an order preliminarily approving the Settlement, be deposited into an interest-bearing escrow account designated by Lead Plaintiffs. This escrow account shall be controlled and maintained by Lead Counsel.

2. The Company has informed Lead Plaintiffs that the defendants in the derivative action have had discussions concerning the potential settlement of that action that would, among other things, result in certain changes to the Company’s corporate governance policies and procedures. Lead Plaintiffs have also participated in discussions with the Company concerning changes to the Company’s corporate governance policies and procedures.

3. The Settling Defendants recognize that Lead Plaintiffs intend to pursue claims against the non-settling defendant. The Settling Defendants agree to comply with their discovery obligations under the Federal Rules of Civil Procedure, subject to any rights to object to discovery. Nothing in this Memorandum shall be construed as a limitation on the Settling Defendants’ rights to object to discovery.

a. The Settling Defendants agree to produce witnesses requested for depositions pursuant to third-party subpoenas, subject to the Settling Defendants’ rights to object to any such request. Such depositions shall take place in Puerto Rico. The Settling Defendants agree that their counsel may accept service of deposition subpoenas on their behalf and will work to facilitate the scheduling of such depositions through their respective counsel.

b. All Settling Defendants will appear to testify in person at trial, even if they are located outside the Court’s jurisdiction, whether in the United States or abroad, at the time of trial, provided that Lead Plaintiffs will take reasonable steps to accommodate other obligations of the Settling Defendants in scheduling their trial testimony;

c. The Settling Defendants also agree to produce documents requested pursuant to Rule 45 of the Federal Rules of Civil Procedure, subject to the Settling Defendants’ rights to object to any such request; and

d. The Company will, at Lead Plaintiffs’ request, take all reasonable steps necessary to confirm the authenticity and admissibility of produced documents. Such steps shall include, but are not limited to, (1) submission of a declaration stating that documents produced by the Company are authentic and are records of regularly conducted activity as defined in Fed. R. Evid. 803(6), and (2) production at trial of Company witnesses, including those located outside the Court’s jurisdiction, whether in the United States or abroad, who are necessary, as determined by Lead Plaintiffs, to testify as to authenticity and admissibility.

4. The Settlement is subject to and conditioned upon (a) the Company receiving certain settlement contributions from certain of the Individual Defendants pursuant to agreements between the Company and those Individual Defendants, and (b) the Company’s insurance carriers’ agreement to pay certain funds in connection with a settlement of the dispute between the Company and the insurance carriers with respect to coverage.

5. Lead Plaintiffs and the Settling Defendants agree, subject to the approval of the Court, that, for purposes of this Settlement only, the Consolidated Action shall be maintained and proceed as a class action pursuant to Rule 23 of the Federal Rules of Civil

Procedure on behalf of the Class. Lead Plaintiffs and the Settling Defendants will stipulate to the appointment of Lead Plaintiffs as the Class Representatives.

6. Upon final judicial approval of the Settlement, the Consolidated Action shall be dismissed, with prejudice, against all the Settling Defendants, pursuant to the Stipulation.

7. Upon final judicial approval of the Settlement, the Class will release as against the Settling Defendants, their respective present or former officers, directors, agents, employees, attorneys, stockholders, advisors, investment bankers, commercial bankers, insurers, representatives, trustees, parents and officers and directors thereof, affiliates and officers and directors thereof, subsidiaries and officers and directors thereof, general and limited partners, heirs, executors, administrators, successors and assigns, all claims and causes of action of every nature and description, whether known or unknown, whether arising under federal, state, common or foreign law, whether directly, representatively, derivatively, individually or in any other capacity, that Lead Plaintiffs or any member of the Class (a) asserted in the Consolidated Action, or (b) could have asserted in any forum that relate to or arise out of or are based upon the allegations, transactions, facts, matters or occurrences, circumstances, representations or omissions involved, set forth, or referred to in the Consolidated Action or that relate to or arise out of the purchase or sale of shares of the Company’s common stock during the Class Period, including but not limited to all claims relating to (a) the Company’s announcement on April 25, 2005 that it would restate its financial statements for the period January 1, 2003 to December 31, 2004, (b) the Company’s announcement on July 27, 2005 that it would restate its interim and audited consolidated financial statements for the year ended December 31, 2002, (c) the Restatement (including without limitation the audit committee investigation, the results of which are reflected therein, and any weaknesses in internal controls or remediation of such weaknesses), and/or (d) the Company’s valuation methodology, accounting treatment and/or financial reporting of (i) the Recharacterized Mortgage Loan Transfers and (ii) the retained interests initially recognized in connection with the Recharacterized Mortgage Loan Transfers.

8. Subject to the discovery contemplated in Paragraph 14 below, Lead Plaintiffs and the Settling Defendants shall promptly prepare and execute the Stipulation embodying the terms of this Settlement and shall promptly submit those papers to the Court for hearing and approval. The Stipulation will expressly provide, inter alia, (1) for the release of claims as specified in Paragraph 7 above; (2) for a bar order as set forth in 15 U.S.C. § 78u-4(7)(A); and (3) that the Settling Defendants have denied, and continue to deny, that they have committed or have threatened to commit any violations of law.

9. The Settling Defendants shall not take any position with respect to Lead Counsel’s request or award of attorneys’ fees and reimbursement of expenses, and such matters are not the subject of any agreement between the Settling Defendants and Lead Plaintiffs other than what is set forth in this Agreement.

10. All fees and expenses awarded by the Court to Lead Counsel shall be paid to Lead Counsel out of the Settlement Amount immediately upon award. In the event that the Settlement does not become effective, or if the final judgment is reversed or modified, or if the Settlement is terminated or cancelled for any other reason, and in the event that the attorneys’ fees and expenses have been paid to any extent, then Lead

Counsel shall within five (5) business days from receiving notice to that effect from counsel for the Settling Defendants or from a court of appropriate jurisdiction, refund to the settlement escrow account any such fees, expenses and costs and interest previously paid to them from the Settlement Amount.

11. Plaintiffs shall cause the notice required by Federal Rule of Civil Procedure 23(e) to be printed and mailed to the Class in accordance with the terms of the Stipulation. Lead Counsel may pay from the Settlement Amount all reasonable costs of providing such notice and of settlement administration. In the event that the Settlement is not consummated, money reasonably paid or reasonably incurred for this purpose, including any related fees, shall not be returned or repaid to the Settling Defendants or their insurance carriers.

12. The parties hereto agree that the Settling Defendants shall have the option to terminate this Settlement in the event that Class members holding in excess of a certain, to be agreed upon, percentage of the total outstanding shares eligible to participate in the Settlement elect to opt-out of the Settlement prior to final approval (the “Opt Out Threshold”). Lead Plaintiffs and the Settling Defendants will negotiate in good faith and agree to an appropriate percentage for purposes of this Paragraph 12 prior to submitting this Settlement to the Court for approval. If the parties are unable to agree, any disputes shall be submitted to Judge Politan to attempt to reach a resolution first by way of mediation. Should such mediation fail to reach a resolution, Lead Plaintiffs and/or the Settling Defendants may submit such dispute to the Court. Lead Counsel shall have the right to communicate with the holders of such shares and, if a sufficient number of them withdraw their requests for exclusion such that the total number of shares eligible to participate in the Settlement represented by the remaining “opt outs” represents less than the Opt Out Threshold, any termination by the Settling Defendants shall be deemed withdrawn.

13. Lead Plaintiffs and the Settling Defendants and their counsel will use their best efforts to secure the Court’s final approval of the Settlement described herein.

14. Prior to presenting the Settlement to the Court for approval, Lead Plaintiffs may conduct such additional discovery from the Settling Defendants as the parties agree is reasonably necessary to confirm that the settlement is fair and reasonable to the Class, which discovery shall remain subject to the Protective Order agreed to among the parties and entered by the Court on January 7, 2008.

15. Other than the discovery provided for in Paragraph 14, Settling Defendants’ obligations to participate in discovery and otherwise comply with the deadlines set forth in the Stipulated Case Management Order entered by the Court on October 11, 2007 in the Consolidated Action are suspended. Within a reasonable time after the execution of this Memorandum, the parties shall advise the Court of this Memorandum and shall seek a stay of all deadlines pending effectuation of the Settlement.

16. This is not a claims-made Settlement. Once the Effective Date (to be defined in the Stipulation) occurs, there will be no reversion or return of consideration, and neither the Settling Defendants nor their insurance carriers will have the ability to get back any of the Settlement Amount.

17. The Settling Defendants and Lead Plaintiffs agree that each has complied fully with the strictures of Rule 11 of the Federal Rules of Civil Procedure, and that the final judgment will contain a statement to reflect this compliance.

18. Lead Counsel shall be solely responsible for designating the settlement claims administrator, subject to Court approval. Upon execution of the Stipulation, the Company shall provide or cause to be provided to the settlement claims administrator its shareholder lists as appropriate for providing notice to the Class.

19. The Settling Defendants and Lead Plaintiffs agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1. Lead Counsel shall administer the account. All reasonable costs and expenses of class notice and administration of the Settlement shall be paid from the Settlement Fund when incurred. The account funds, less any amounts paid or incurred for notice, administration, and/or taxes paid or owing shall revert to the person(s) making the deposits if the Settlement does not become effective.

20. Neither this Memorandum nor any documents prepared nor proceedings taken in accordance with the terms set forth herein shall be construed as or deemed to be evidence, or an admission or concession, either (a) on the part of Lead Plaintiffs, of the lack of merit of the Consolidated Action, or (b) on the part of the Settling Defendants or any of them, of any liability or wrongdoing whatsoever, which is hereby expressly denied and disclaimed by the Settling Defendants. Neither this Memorandum, nor the fact of its execution, nor any of its provisions, shall be offered or received in evidence in any action or proceeding of any nature or otherwise referred to or used in any manner in any court or other tribunal, except in a proceeding to enforce the terms of the Stipulation or this Memorandum of Understanding. Nothing in this Memorandum shall be deemed to affect a waiver or relinquishment of any right or defense to the Consolidated Action.

21. If the Settlement outlined in this Memorandum is not approved by the Court or is terminated: (a) the Settlement shall be without prejudice, and none of its terms shall be effective or enforceable, except to the extent costs of notice and administration have been incurred or expended; (b) the Settling Defendants and Lead Plaintiffs shall revert to their litigation positions immediately prior to the execution of this Memorandum; and (c) the fact and terms of this Settlement shall not be admissible in any trial of this Action.

22. While retaining their right to deny that the claims asserted in the Consolidated Action were meritorious, the Settling Defendants in any statement made to any media representative (whether or not for attribution) will not deny that the Consolidated Action was commenced and prosecuted in good faith and is being settled voluntarily after consultation with competent legal counsel. In all events, Lead Plaintiffs and the Settling Defendants shall refrain from any accusations of wrongful or actionable conduct by either party concerning the prosecution and resolution of the Consolidated Action, and shall not otherwise suggest that the settlement constitutes an admission of any claim or defense alleged.

23. If any disputes arise out of the finalization of the Stipulation, the parties will seek to resolve the dispute by way of mediation with Judge Politan. If for any reason Judge Politan is unavailable or has a conflict, Lead Plaintiffs and the Settling Defendants will agree on a substitute neutral to assist the parties in reaching an agreement. If Lead Plaintiffs and the Settling Defendants, after mediation with Judge Politan or substitute neutral cannot resolve any such dispute that arises out of the finalization of the Stipulation, or cannot agree on a substitute neutral in the event Judge Politan is unavailable or has a conflict, then this Memorandum shall be enforceable in Court.

24. This Memorandum shall be governed in accordance with the laws of the State of New York.

25. This Memorandum may be executed in two or more counterparts by any of the signatories hereto, including by facsimile or electronic scan, and as so executed shall constitute one agreement.

IT IS HEREBY AGREED by the undersigned as of February 29, 2008.

BARRACK, RODOS & BACINE		BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP

By:	/s/ M. Richard Komins	By:	/s/ Steven B. Singer
	Leonard Barrack		Max W. Berger
	M. Richard Komins		Steven B. Singer
	Jeffrey Barrack		Eric T. Kanefsky
	Lisa Lamb		Jeremy Robinson
	3300 Two Commerce Square		1285 Avenue of the Americas
	2001 Market Street		New York, New York 10019
	Philadelphia, PA 19103		(212) 554-1400
(215) 963-0600

	Attorneys for Lead Plaintiff City of Philadelphia Board of Pensions and Retirement		Attorneys for Lead Plaintiff General Retirement System of the City of Detroit

SULLIVAN & CROMWELL LLP

By:	/s/ Maite Aquino
Maite Aquino
125 Broad Street
New York, New York 10004
(212) 558-4000

Attorneys for Defendant R&G Financial Corporation